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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                              (AMENDMENT NO. 2)(1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              LIBERTY BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
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                         (Title of Class of Securities)

                                   53017Q 10 2
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                                 (CUSIP Number)

                                DECEMBER 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)
-------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).


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CUSIP No. 53017Q 10 2                  13G/A                   Page 2 of 5 Pages
          -----------

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1.      NAMES OF REPORTING PERSONS.

           LIBERTY SAVINGS BANK, F.S.B. EMPLOYEE STOCK OWNERSHIP PLAN

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) /_/
        (b) /_/
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3.      SEC USE ONLY
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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        STATE OF MISSOURI
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                   NUMBER OF         5.   SOLE VOTING POWER              72,034
                    SHARES
                 BENEFICIALLY        -------------------------------------------
                   OWNED BY          6.   SHARED VOTING POWER           183,409
                     EACH
                   REPORTING         -------------------------------------------
                    PERSON           7.   SOLE DISPOSITIVE POWER        255,443
                     WITH
                                     -------------------------------------------
                                     8.   SHARED DISPOSITIVE POWER            0
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        255,443
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10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    /_/

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.6% (1)
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12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        EP

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(1)     Based on 3,842,210 shares of Liberty Bancorp, Inc. common stock outstanding as of December 31, 2008.

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                                                               Page 3 of 5 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

ITEM 1.  (a)     NAME OF ISSUER:      Liberty Bancorp, Inc.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 16 West Franklin Street
                 Liberty, Missouri 64068

ITEM 2. (a)      NAME OF PERSON FILING:

                 Liberty Savings Bank, F.S.B. Employee Stock Ownership Plan
                 Trustee:   RS Group Trust Company
                            c/o Pentegra Retirement Services
                            3 Enterprise Drive, Suite 105
                            Shelton, Connecticut 06484

         (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 16 West Franklin Street
                 Liberty, Missouri 64068

         (c)     CITIZENSHIP: See Page 2, Item 4.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.01 per share

         (e)     CUSIP NUMBER: 53017Q 102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (f) [X] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

ITEM 4.      OWNERSHIP.

         (a)     AMOUNT BENEFICIALLY OWNED: See Page 2, Item 9.
                 -------------------------

         (b)     PERCENT OF CLASS: See Page 2, Item 11.
                 ----------------

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                                                               Page 4 of 5 Pages

         (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                 --------------------------------------------

                 See Page 2, Items 5, 6, 7 and 8.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /_/

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

  ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

ITEM 10.        CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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                                                               Page 5 of 5 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 17, 2009
                            --------------------------
                                      Date


                                /s/ Steve Hughes
                       -----------------------------------
                                    Signature


                                  Steve Hughes
                       RS Group Trust Company, as Trustee
                       -----------------------------------
                                   Name/Title